Gulf Onshore, Inc. Announces New Management and
Formation of Pennsylvania Operating Company to Commence Operations in the Marcellus Shale

DALLAS, TX--(MARKET WIRE)—August 11, 2008 -- Gulf Onshore, Inc ( OTCBB:GFON) announced that its Board of Directors has appointed R.Wayne Duke, Earl Moore and Mark Smith as directors.  The board also appointed Mr. Moore as Chief Executive Officer and Mr. Smith as Chief Financial Officer.  Dean Elliot has resigned as an officer and director for personal reasons.  The Company has also formed a Pennsylvania operating company to explore business opportunities in the Marcellus Shale.

Mr. Duke was a director of the Company from October 2007, to February 2008, and was recently reappointed.  Mr. Duke has over 25 years of experience in the Maintenance, Repair and Operations in oil field equipment.  He is Chairman and CEO of USMetrics, Inc., a Dallas, TX-based supplier of bearings and power transmission equipment, and chairman and CEO of Industrial Clearinghouse, a private market for sale and barter of industrial MRO products.   Mr. Duke holds a BBA in Finance and a Masters Degree in Business from The University of North Texas.

Mr. Moore has served as the Company’s Director of Oil Field Operations since December 2007.  He has extensive experience as a Project Manager, and drilling and completion consultant for numerous independent and major oil & gas exploration companies. During the past 5 years he has consulted on wells for Key Petroleum, Weldon Corporation, TransAtlantic Petroleum, Marathon Oil, Wentworth Energy and Anadarko Exploration. Specific duties include Project Manager in charge of drilling, completion, re-completion or work over operations on both conventional and horizontal wells.

Mr. Smith is a Certified Public Accountant, and has performed accounting work for the Company on a consulting basis since early 2007.  He has extensive experience in management, finance, acquisition, forecasting/ budgeting and strategic planning for Fortune 100 companies. Mr. Smith was formerly a manager for Coopers & Lybrand in Boston, MA, and the business manager for The Valspar Corporation, Astra Products and Joslyn Hi-Voltage, where his responsibilities included handling corporate control, auditing, bank & private financing, debt/cost reduction for global companies whose revenues ranged from $30 MM to $2 B. His financial expertise includes preparation of SEC filings and raising necessary growth capital through private and public offerings. Mr. Smith received his B.S. from Boston University in 1986.

The Company also announced formation of Shale Gas Operating, Ltd., a Pennsylvania corporation, for the purpose of conducting oil and gas drilling, completion and general operations on properties including the Marcellus Shale.  Shale Gas will seek authority from the Pennsylvania Department of Environmental Protection, Bureau of Oil and Gas Management to operate oil and gas wells in the state.

The Marcellus Shale extends throughout the Appalachian Basin from Tennessee to southern New York, and is estimated to contain more than 500 trillion cubic feet of natural gas.  The Company has engaged in preliminary talks with agents of two property owners, with a combined 3,200 acres in northern Pennsylvania, for purposes of creating a drilling program to develop these properties.

About Gulf Onshore, Inc.

Gulf Onshore, Inc. is an oil and gas company with a focus on oil and gas prospects and properties which require further development. Gulf is careful to develop a thorough drilling plan using advanced technologies in both mapping and the use of 3D seismic reports and information. Gulf trades under the ticker symbol GFON.OB on the OTCBB.

This Press Release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "intends," "projects," "plans," or similar phrases may be deemed "forward-looking statements." Although Gulf Onshore, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

Contact:

Taylor Capital, Inc.
Stephen Taylor
973.351.3868